As filed with the Securities and Exchange Commission on January 3, 2003
                           Registration No. 333-100052

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                   -------------------------------------------
                                    FORM S-3
                                 AMENDMENT NO. 3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                  --------------------------------------------
                              DIGITAL FUSION, INC.
             (Exact name of Registrant as Specified in Its Charter)
     DELAWARE                                            13-3817344
     --------                                            ----------
(State or Other Jurisdiction                         (I.R.S. Employer)
   of Incorporation or                             Identification Number)
    Organization)
                         400 N. ASHLEY DRIVE, SUITE 2600
                              TAMPA, FLORIDA 33602
                                 (813) 221-0024
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
              -----------------------------------------------------

                               ROY E. CRIPPEN, III
                      President and Chief Executive Officer
                              DIGITAL FUSION, INC.
                         400 N. ASHLEY DRIVE, SUITE 2600
                              TAMPA, FLORIDA 33602
                                 (813) 221-0024
 (Name, Address, Including Zip Code, and Telephone Number, Including Area
                         Code, of Agent For Service)
                  Please send a copy of all communications to:

                            MINDY L. CARREJA, ESQUIRE
                      Bush Ross Gardner Warren & Rudy, P.A.
                            220 South Franklin Street
                              Tampa, Florida 33602
                                 (813) 224-9255

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
      If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 pursuant to the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X ]
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                         Calculation of Registration Fee
==================================================================================================================================
                                                                                                   Proposed Maximum
                                                             Amount       Proposed Maximum       Aggregate          Amount of
                      Title of Each Class of Securities      To Be         Aggregate Price    Offering Price    Registration Fee
                              To Be Registered           Registered (1)       per Unit              (2)                (3)
------------------------------------------------------------------------- ------------------ ------------------ ------------------
Common Stock, $0.01 par value per share                           75,000          $1.15 (4)            $86,250              $7.94
------------------------------------------------------------------------- ------------------ ------------------ ------------------
Common Stock, $0.01 Par value per share                          951,153           $.922(5)           $876,963             $80.68
------------------------------------------------------------------------- ------------------ ------------------ ------------------
TOTAL                                                                                                                      $88.62
========================================================================= ================== ================== ==================




(1)This registration statement also covers any additional shares of our common stock which become issuable under the rights to purchase common stock by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of our common stock.
(2)Estimated solely for calculating the registration fee.
(3)Calculated pursuant to Rule 457(g) of the Securities Act of 1933, as amended.
(4)The Maximum Aggregate Price per Unit is calculated based on the warrant exercise price of $1.15 per share.
(5)The Maximum Aggregate Price per Unit is calculated based on the convertible note conversion price of $.922 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   Prospectus
                    Subject to Completion, January 3, 2003

                              DIGITAL FUSION, INC.
                        1,026,153 Shares of Common Stock
                  Underlying Interest Bearing Convertible Note
                        and Common Stock Purchase Warrant

      This prospectus relates to the public offering, which is not being underwritten, of 1,026,153 shares of our common stock of which 951,153 shares are being registered for issuance upon conversion of a convertible note and the remaining 75,000 shares are being registered for issuance upon exercise of a common stock purchase warrant. We are registering the shares of common stock underlying the convertible note and warrant pursuant to certain registration rights granted to the holder, Laurus Master Fund, Ltd, a Cayman Islands company.

      Our common stock is traded under the symbol "DIGF" on the NASDAQ SmallCap Market. The common stock traded at $0.36 as of January 3, 2003.

      AN INVESTMENT IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. See "Risk Factors" commencing on page 6.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ITEM 2.            TABLE OF CONTENTS

                                                                Page

The Company.......................................................5

The Offering......................................................5

Cautionary Note Regarding Forward-Looking Statements..............5

Risk Factors......................................................6

Use of Proceeds..................................................14

Determination of Offering Price..................................14

Dilution.........................................................14

Selling Security Holders.........................................14

Plan of Distribution.............................................15

Description of Securities to be Registered.......................17

Interests of Named Experts and Counsel...........................17

Material Changes.................................................17

Where You Can Find Additional Information........................17

Incorporation of Certain Information by Reference................18

Disclosure of Commission Position on Indemnification.............18

ITEM 3.    SUMMARY INFORMATION AND RISK FACTORS

                                   THE COMPANY

           We were incorporated in February 1995 under the laws of the state of Delaware and are engaged in the business of providing information technology ("IT") consulting services. We provide the following services to our customers:
(i) IT support and integration; (ii) IT Consulting; and (iii) Business application development. We market our services to mid-sized business (including mid-sized departments of larger enterprises) and public sector institutions. Our stock trades on the NASDAQ SmallCap market under the symbol DIGF. The mailing address of our principal executive office is 400 N. Ashley Drive, Suite 2600, Tampa, Florida 33602. Our telephone number is (813) 221-0024.

                                  THE OFFERING

           This prospectus relates to the public offering, which is not being underwritten, of 1,026,153 shares of our common stock, par value $.01 per share, of which 951,153 shares are being registered for issuance upon conversion of a convertible note and the remaining 75,000 shares are being registered for issuance upon exercise of a common stock purchase warrant. The convertible note and warrant were issued on July 26, 2002 pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided under its section 4(2). We are registering the shares of common stock underlying the convertible note and warrant pursuant to certain registration rights granted to the holder of the convertible note and warrant. The warrant may be exercised, in whole or in part, at a price of $1.15 per share until its expiration on July 26, 2007. The convertible note is in the original principal amount of $800,000 and bears interest at the simple annual rate of 6%. An additional fee payable on the convertible note accrues at the simple annual interest rate of 4%. The convertible note is convertible into shares of our common stock at the fixed conversion price of $.922 per share provided that the average closing price of the common stock for the 10 trading days prior to conversion is equal to or greater than $1.15.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

           Throughout this prospectus, and throughout the documents incorporated herein by reference, we make forward-looking statements, as that term is defined in Section 27A of the Securities Act of 1933, as amended. In some cases you can identify these statements by forward-looking words such as "anticipate" "believe" "could" "estimate" "expect" "intend" "may" "should" "will" "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. There may be events in our future that we cannot accurately predict or control. The factors listed below in the section entitled "Risk Factors," as well as other cautionary language, identify examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in the Risk Factors below and elsewhere in this prospectus and in the documents that we incorporate by reference could have an adverse effect on our business, results of operations and financial position.

You should also make special note of the following:

           1. Competition within the technology services industry is intense and may get stronger;

           2. General economic or business conditions, including the loss of major customers, may be worse than we expect;

           3. We have experienced significant losses in our operations and may continue to incur losses for the foreseeable future;

           4. We may require additional capital that may not be available on terms acceptable to us, or at all; and

           5. We have received a delisting notice from NASDAQ SmallCap Market due to our common stock price being below $1.00 for 30 consecutive trading days pursuant to Marketplace Rule 4310(c)(4). We have until April 28, 2003 to regain compliance. Following this initial 180-calendar day grace period, if we have net income of at least $750,000 in our latest fiscal year, we would have an additional 180-day grace period through October 25, 2003 to regain compliance. The stock bid price must be above $1.00 for at least 10 consecutive trading days to regain compliance.

           We undertake no obligation to release publicly the results of any future revisions we make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

           Prospective purchasers should carefully consider the following information in addition to the other information contained in this prospectus in evaluating an investment in our common stock.

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

           We have been in operation since 1995 and many of our services have only been offered since 1997 or later. In 1999 and 2000, we acquired multiple companies. In 2000 and 2001, we sold off multiple divisions and underwent significant restructurings. In 2001, there was a significant change in our management. As a result of the change in management and our business units, our prior operating history may not be representative of our current operations, which makes it difficult to forecast future results and for you to evaluate us.

WE HAVE EXPERIENCED SIGNIFICANT PRIOR OPERATING LOSSES. IF WE DO NOT GENERATE SUFFICIENT CASH FLOW FROM OPERATIONS OR IF WE ARE UNABLE TO RAISE CAPITAL IN SUFFICIENT AMOUNTS, WE MAY BE UNABLE TO CONTINUE TO OPERATE OUR BUSINESS.

           We have recently experienced significant losses in our operations. We may continue to incur losses for the foreseeable future. For the year ended December 31, 2001 our loss from continuing operations was $12.0 million. Our expenses may increase as we seek to grow our business and as our business expands. Even if we become profitable, we may be unable to sustain our profitability. We may not generate sufficient cash flow from operations or be able to raise capital in sufficient amounts to enable us to continue to operate our business. An inability to sustain profitability may also result in an impairment loss in the value of our long-lived assets, principally goodwill, property and equipment, and other tangible and intangible assets. If we are unable to generate sufficient cash flow from operations or raise capital in sufficient amounts, we may be unable to continue as a going concern.

A LOSS OF A SIGNIFICANT CUSTOMER COULD ADVERSELY DECREASE OUR REVENUES.

           Our largest customer, Aetna, accounted for 18% of our revenue at December 31, 2001. Our contract with this customer is up for renewal on December 31, 2002. There can be no assurance that we will be able to renew this contract. A termination by a major customer could adversely decrease our revenues.

OUR REVENUES ARE DIFFICULT TO FORECAST, WHICH MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION, AND OUR RESULTS OF OPERATIONS COULD SUFFER MATERIAL LOSSES.

           A large portion of our revenues derived from our consulting is generally non-recurring in nature. There can be no assurance that we will obtain additional contracts for projects similar in scope to those previously obtained from any of our customers, that we will be able to retain existing customers or attract new customers or that we will not remain largely dependent on a limited customer base, which may continue to account for a substantial portion of our revenues. In addition, we generally will be subject to delays in customer funding; lengthy customer review processes for awarding contracts; non-renewal; delay, termination, reduction or modification of contracts in the event of changes in customer policies or as a result of budgetary constraints; and increased or unexpected costs resulting in losses in the event of "fixed-price" contracts.

           We may increase our operating expenses to increase the number of our sales, marketing and technical personnel to sell, provide and support our products and services. We may not be able to adjust our spending quickly enough to offset any unexpected revenue shortfall. In addition, at any given point in time, we may have significant accounts receivable balances with customers that expose us to credit risks if such customers are unable to settle such obligations. If we have an unexpected shortfall in revenues in relation to our expenses, or significant bad debt experience, this could have a material and adverse effect on our financial condition, and our results of operations could suffer material losses.

IF WE FAIL TO ADEQUATELY KEEP UP WITH THE RAPIDLY CHANGING, EVOLVING INFORMATION TECHNOLOGY MARKET, WE MAY NOT BE ABLE TO ATTAIN PROFITABILITY.

           The markets for some of our services are changing rapidly and evolving, and therefore the ultimate level of demand for our services is subject to a high degree of uncertainty. Any significant decline in demand for programming and applications development and IT support and integration consulting services could materially adversely affect our business and prospects and we may not be able to attain profitability.

           Our success is dependent on our ability to continually attract and retain new customers as well as to replace customers who have not renewed their contracts. Achieving significant market acceptance will require substantial efforts and expenditures on our part to create awareness of our services.

WE MAY NOT HAVE THE RESOURCES TO COMPETE EFFECTIVELY WITH OUR LARGER COMPETITORS, WHICH COULD RESULT IN LOST MARKET SHARE AND DECREASED PRICING.

           Competition for the Internet and IT consulting services that we provide is significant, and we expect that competition will continue to intensify due to the low barriers to entry. We may not have the financial resources, technical expertise, sales and marketing or support capabilities to successfully meet this competition. If we are unable to compete successfully against such competitors, we may lose market share. We compete against numerous large companies that have substantially greater market presence, longer operating histories, more significant customer bases, and financial, technical, facilities, marketing, capital and other resources than we have.

           Our competitors may respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may also devote greater resources than we can to the development, promotion and sale of their products and services. They may develop Internet products and services that are superior to or have greater market acceptance than ours. Competitors may also engage in more extensive research and development, undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to our existing and potential employees and strategic partners.

           New competitors, including large computer software, professional services and other technology and telecommunications companies, may enter our markets and rapidly acquire significant market share. As a result of increased competition and vertical and horizontal integration in the industry, we could encounter significant pricing pressures. These pricing pressures could result in significantly lower average selling prices for our products and services. We may not be able to offset the effects of any price reductions with an increase in the number of customers, higher revenue from consulting services, cost reductions or otherwise. In addition, professional services businesses are likely to encounter consolidation in the near future, which could result in decreased pricing and other competition.

WE MAY NOT BE ABLE TO KEEP PACE WITH THE RAPIDLY EVOLVING TECHNOLOGICAL CHANGES IN THE INFORMATION TECHNOLOGY INDUSTRY AND THIS COULD RENDER OUR SERVICE OFFERINGS OBSOLETE.

           The technology required to provide Internet and IT professional services is rapidly evolving. Significant technological changes could render our existing products and services obsolete. To be successful, we must adapt to this rapidly changing technology environment by continually improving the responsiveness, functionality and features of our products and services to meet customers' needs. If we are unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely basis, it may render our existing products and services obsolete which could have a material and adverse affect on our financial position and results of operation.

IF WE ARE UNABLE TO MAINTAIN AN EFFICIENT AND UNINTERRUPTED OPERATION OF OUR COMPUTER SYSTEMS, THIS COULD CAUSE US TO LOSE SOME OF OUR CUSTOMERS.

           Some of our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. We currently maintain most of our computer systems in our facilities in Tampa, Florida. While we have taken precautions against systems failure, interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. We also lease telecommunications lines from local and regional carriers, whose service may be interrupted. Any damage or failure that interrupts or delays our network operations could cause us to provide an unacceptable level of service to our customers which might result in losing some of our customers.

IF WE ARE UNABLE TO MAINTAIN THE SECURITY INTEGRITY OF OUR SYSTEMS, THIS MAY RESULT IN A LIABILITY TO US OR A LOSS OF CUSTOMERS.

           We have taken measures to protect the integrity of our infrastructure and the privacy of confidential information. Nonetheless, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability.

           The security services that we offer in connection with customers' use of the networks cannot insure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of these problems may result in claims against us or liability on our part. These claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our financial position and reputation and on our ability to attract and retain customers.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUISITIONS INTO OUR EXISTING BUSINESS, WHICH MAY RESULT IN SUBSTANTIAL COSTS, NEGATIVE CASH FLOW AND REDUCED EARNINGS.

           A key element of our expansion strategy has been to grow through acquisitions. We may acquire and integrate complementary businesses, products, services or technologies, but we may not be able to successfully integrate these acquired businesses into our business. This may result in substantial costs, negative cash flow and reduced earnings.

           Some specific issues related to integrating the acquired businesses are as follows:

     o The difficulty of assimilating the operations and personnel of acquired companies.
     o    The potential disruption of our business.
     o The inability of our management to maximize our financial and strategic position by the incorporation of an acquired technology or business into our service offerings.
     o The difficulty of maintaining uniform standards, controls, procedures and policies.
     o The potential loss of key employees of acquired businesses, and the impairment of relationships with employees and customers as a result of changes in management.


AN ACQUISITION MAY DILUTE THE INTEREST OF OUR STOCKHOLDERS AND MAY NOT BE SUCCESSFUL, WHICH COULD RESULT IN AN INABILITY TO SUSTAIN PROFITABILITY AND AN IMPAIRMENT OF ASSET VALUES.

          We cannot assure you that any completed acquisition will enhance our business. If we proceed with one or more significant acquisitions in which the consideration consists of cash, a substantial portion of our available cash could be used to consummate the acquisitions. If we were to consummate one or more acquisitions in which the consideration consisted of stock, our stockholders could suffer significant dilution of their interest in us. In addition, we could incur or assume significant amounts of indebtedness in connection with acquisitions. If one or more acquisitions were not successful, this could result in an inability to sustain profitability and an impairment loss in the value of our long-lived assets, principally goodwill, property and equipment, and other tangible and intangible assets.

IF WE ARE UNABLE TO FULFILL THE CONDITIONS NECESSARY TO MAINTAIN A LISTING ON THE NASDAQ SMALLCAP MARKET, THIS COULD REDUCE THE LIQUIDITY AND PRICE OF OUR COMMON STOCK.

           We have received a delisting notice from NASDAQ SmallCap Market due to our common stock price being below $1.00 for 30 consecutive trading days. We have until April 28, 2003 to regain compliance. Following this initial 180-calendar day grace period, if we have net income of at least $750,000 in our latest fiscal year, we would have an additional 180-day grace period through October 25, 2003 to regain compliance. The stock bid price must be above $1.00 for at least 10 consecutive trading days to regain compliance.

           In the event our common stock is delisted, the liquidity of our stock would be reduced, making it more difficult for an investor to dispose of our common stock or to obtain accurate quotations of the market value of our common stock. A delisting could also result in a reduction in the price of our common stock.

IF WE ARE UNABLE TO RETAIN THE SERVICES OF KEY PERSONNEL, OUR BUSINESS OPERATIONS MAY BE ADVERSELY DISRUPTED.

           The loss of existing personnel or the failure to recruit additional qualified technical, managerial and sales personnel, could adversely disrupt our business operations as well as increase the expenses in connection with hiring replacement personnel. We also depend on the performance of our executive officers and key employees, some of whom have not entered into employment agreements with us. The loss of these executives or key employees could adversely disrupt our business operations.

WE MAY NEED ADDITIONAL CAPITAL AND MAY NOT BE ABLE TO OBTAIN IT, WHICH COULD AFFECT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

           Our future capital uses and requirements will depend on numerous factors, including:

               o The extent to which our solutions and services gain market acceptance.
               o The level of revenues from our present and future solutions and services.
               o    The expansion of operations.
               o The costs and timing of product and service developments and sales and marketing activities.
               o    Costs related to acquisitions of technology or businesses.
               o    Competitive developments.
               o Costs related to downsizing and discontinuation or sale of business units.
               o    Need for working capital
               o    Timing of Accounts Receivable Collections.
               o    Timing of debt payments.

           In order to continue to increase sales and marketing efforts, continue to expand and enhance the solutions and services we are able to offer to present and future customers and fund potential acquisitions, we may require additional capital that may not be available on terms acceptable to us, or at all. In addition, if unforeseen difficulties arise in the course of these or other aspects of our business, we may be required to spend greater-than-anticipated funds. As a consequence, we will be required to raise additional capital through public or private equity or debt financings, collaborative relationships, bank facilities or other arrangements. There can be no assurances that such additional capital will be available on terms acceptable to us, or at all. Any additional equity financing is expected to be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants and increased interest costs. We have financed our operations to date primarily through private sales of equity securities, proceeds from our initial public offering in May 1998 and debt facilities.

           We cannot assure you that additional funding will be available for us to finance our ongoing operations when needed or that adequate funds for our operations, whether from financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed, if at all, or on terms acceptable to us. Our inability to obtain sufficient funds may require us to delay, scale back or eliminate some or all of our expansion programs, to limit the marketing of our products, or to license to third parties the rights to commercialize products or technologies that we would otherwise seek to develop and market ourselves. It may also not allow us to have sufficient working capital to continue our business. This could affect our ability to continue as a going concern.

THE UNPREDICTABILITY OF OUR QUARTERLY OPERATING RESULTS MAY CAUSE THE PRICE OF OUR COMMON STOCK TO FLUCTUATE.

           Our revenues and operating results vary significantly from quarter-to-quarter due to a number of factors, not all of which are in our control. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In that event, the market price of our common stock may fall.

           Factors that could cause quarterly results to fluctuate include:

               o    Change in customer demand for products and services.
               o    Timing of the expansion of operations.
               o Seasonality in revenues, principally during the summer and year-end holidays.
               o The mix of products and services revenues from our operating divisions.
               o    Changes in pricing by competitors or us.
               o Introduction of new products or services by competitors or us.
               o    Costs related to acquisitions of technology or businesses.
               o    Recession or slow-down in economy.
               o    Termination of customer contracts.

WE HAVE LIMITED INTELLECTUAL PROPERTY PROTECTION AND WE MAY NOT BE ABLE TO SUCCESSFULLY PROTECT OUR PROPRIETARY INFORMATION, WHICH COULD RESULT IN LOST SALES AND LOST COMPETITIVE ADVANTAGE.

           We rely on a combination of copyright and trademark laws, trade secrets laws and license and nondisclosure agreements to protect our proprietary information, particularly the computer software applications that we have developed. We currently have no registered copyrights or patents or patent applications pending. It may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, our proprietary information without authorization. The majority of our current contracts with our customers contain provisions granting to the customer intellectual property rights to certain of our work product, including the customized programming that we create for such customer. We anticipate that contracts with future customers will contain similar provisions. Other existing agreements to which we are a party are, and future agreements may be, silent as to the ownership of such rights. To the extent that the ownership of such intellectual property rights is expressly granted to a customer or is ambiguous, our ability to reuse or resell such rights will or may be limited.

           Our policy is to execute confidentiality agreements with our employees and consultants upon the commencement of an employment or consulting relationship with us. These agreements generally require that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. There can be no assurance that such agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or be independently developed by competitors which may result in lost sales and lost competitive advantage.

IF WE FAIL TO PERFORM TO CUSTOMERS' EXPECTATIONS THIS COULD RESULT IN CLAIMS AGAINST US, WHICH COULD ADVERSELY REDUCE OUR EARNINGS.

           Our services involve development, implementation and maintenance of computer systems and computer software that are critical to the operations of our customers' businesses. Our failure or inability to meet a customer's expectations in the performance of our services could harm our business reputation or result in a claim for substantial damages against us, regardless of our responsibility for such failure or inability. In addition, in the course of performing services, our personnel often gain access to technologies and content that includes confidential or proprietary customer information. Although we have implemented policies to prevent such customer information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. We attempt to limit contractually our damages arising from negligent acts, errors, mistakes or omissions in rendering services and, although we maintain general liability insurance coverage, including coverage for errors and omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims. The successful assertion of one or more large claims against us that are uninsured, exceed available insurance coverage or result in changes to our insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements, may adversely reduce our earnings.

WE MAY BECOME SUBJECT TO LEGAL CLAIMS RELATING TO THE CONTENT IN THE WEB SITES WE BUILD OR HOST, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL POSITION.

           There are an increasing number of laws and regulations pertaining to the Internet. These laws and regulations relate to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business. The law relating to the liability of online service providers, private network operators and Internet service providers for information carried on or disseminated through their networks is currently unsettled. We may become subject to legal claims relating to the content in the web sites we host or in email messages that we transmit. For example, lawsuits may be brought against us claiming that material inappropriate for viewing by young children can be accessed from the web sites we host. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. If we have to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against such claims, our financial position may be materially adversely affected.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR COMMON STOCK PRICE TO DECREASE.

           The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales may occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

           We have holders of options and warrants that if they were to exercise their rights and sell the shares issued to them, it could have an adverse effect on the market price of our common stock as well.

ITEM 4.    USE OF PROCEEDS

           The public offering related to this prospectus could result in proceeds to us of $86,250. This is based upon the warrant per share price of $1.15. The expenses related to this offering are estimated at $15,088.62. We intend to use any net proceeds from the exercise of the warrant for general working capital purposes. We will not receive any proceeds from the conversion of the convertible note into shares of our common stock.

ITEM 5.    DETERMINATION OF OFFERING PRICE.

                     Not applicable.

ITEM 6.    DILUTION.

                     Not applicable.

ITEM 7.    SELLING SECURITY HOLDERS.

           On July 26, 2002, in connection with a securities purchase agreement that we entered into with Laurus Master Fund, Ltd., a Cayman Islands company, we issued a convertible note and warrant to Laurus Master Fund, Ltd. We are registering the shares of common stock underlying the convertible note and warrant pursuant to certain registration rights we granted to Laurus Master Fund, Ltd. at that time. Except for negotiating at arm's length and entering into the securities purchase agreement with Laurus Master Fund, Ltd., through which we obtained financing for our business operations, we have not had, and we currently do not have a material relationship with Laurus Master Fund, Ltd. Our relationship with Laurus Master Fund, Ltd. continues to be an arm's length relationship.

           In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Capital Management, L.L.C., a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

           Laurus Master Fund, Ltd. is neither a broker-dealer nor an affiliate of a broker-dealer.

           Laurus Master Fund, Ltd. currently does not own any shares of our common stock. Assuming the maximum conversion under the convertible note and the full exercise of the warrant, Laurus Master Fund, Ltd. would own 1,026,153 shares of our common stock, or approximately 12.53% of the issued and outstanding shares of our common stock. However, assuming no default has occurred under the terms of the convertible note, Laurus Master Fund, Ltd. is only permitted to exercise that number of shares of common stock underlying the warrant and convert into shares of our common stock a portion of the principal of the convertible note, which, once converted or exercised, as the case may be, and together with any shares of our common stock already owned by Laurus Master Fund, Ltd. on the conversion or exercise date, would be equal to or less than 4.9% of our issued and outstanding shares of common stock.

ITEM 8.    PLAN OF DISTRIBUTION.

      The common stock covered by this prospectus, (the shares of common stock that will be issued by Digital Fusion, Inc. upon the conversion of the convertible note and the exercise by the holders of the warrant), may be offered and sold from time to time by the selling security holders, and pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling security holders as a pledge, gift or other non-sale related transfer. The shares of common stock covered by this prospectus may be sold from time to time directly by any selling security holder or any transferees, or alternatively, through underwriters, broker-dealers or agents, including in one or more of the following transactions:

     -    on the Nasdaq Stock Market;

     -    on the over the counter market;

     - in transactions other than on the Nasdaq Stock Market or over the counter market, such as private resales;

     -    in connection with short sales;

     -    by pledge to secure debts and other obligations;

     - in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;

     -    in a combination of any of the above transactions; or

     -    pursuant to Rule 144 under the Securities Act of 1933.

      The selling security holders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices. In addition, such sales may be effected in transactions which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer.

      In connection with sales of the shares of common stock, any selling security holder may:

     - enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock issuable upon the conversion of the convertible note or the exercise of the warrant in the course of hedging the positions they assume;

     - sell short and deliver shares of common stock issuable upon the conversion of the convertible note or the exercise of the warrant to close out the short positions; or

     - loan or pledge shares of common stock issuable upon the conversion of the convertible note or the exercise of the warrant to broker-dealers that in turn may sell the securities.

      The selling security holders and any broker-dealers, agents or underwriters that participate with the selling security holders in the distribution of the shares of common stock covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling security holders on the resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. Broker-dealers that are used to sell shares will either receive discounts or commissions from the selling security holders, or will receive commissions from the purchasers for whom they acted as agents. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      In addition, each selling security holder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling security holders.

      We will make copies of this prospectus available to the selling security holders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares. We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer.

      There can be no assurance that the selling security holders will sell all or any of the common stock.

      The selling security holders and us have agreed to customary indemnification obligations with respect to the sale of common stock by use of this prospectus.

      Pursuant to the securities purchase agreement dated July 26, 2002 that we entered into with the note holder, Laurus Master Fund, Ltd., we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of common stock underlying the convertible note and warrant by 60 days after the closing and to use our reasonable commercial effort to cause such registration statement to be declared effective within 90 days after filed.
In the event that we do not timely file the registration statement, or it is not timely declared effective, the note holder may notify us the convertible note is in default. At that time, we would have 30 days to get the registration declared effective to "cure" the default notice.

ITEM 9.    DESCRIPTION OF SECURITIES TO BE REGISTERED.

                     Not applicable.

ITEM 10.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

           The balance sheet of Digital Fusion as of December 31, 2000, and the related statements of operations, stock holder's equity and cash flows for the year then ended have been incorporated in this prospectus by reference to our Annual Report on Form 10-KSB in reliance on the report of BDO Seidman, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

           The balance sheet of Digital Fusion as of December 31, 2001, and the related statements of operations, stock holder's equity and cash flows for the year then ended have been incorporated in this prospectus by reference to our Annual Report on Form 10-KSB in reliance on the report of Pender Newkirk & Company, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

           The validity of the shares of common stock offered hereby will be passed upon for us by Bush, Ross, Gardner, Warren & Rudy, P.A., Tampa, Florida.

ITEM 11.   MATERIAL CHANGES.

                     Not applicable.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

           We file reports, proxy statements and other information with the SEC under the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at that contains our reports, proxy and information statements and other information regarding our business.

ITEM 12.   INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.

           The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference below is considered to be part of this prospectus. All future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and shall be deemed to be a part hereof from the respective dates of the filing of such reports and other documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

          (1) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed on February 28, 2002;

          (2) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2002, filed on June 7, 2002;

          (3) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2002, filed on August 8, 2002;

          (4) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2002, filed on November 14, 2002;

          (5) Our Form 8-K filed on October 30, 2002 regarding the notification from The Nasdaq Stock Market that our Common Stock had failed to maintain a minimum closing bid price of $1.00 per share over the last 30 consecutive trading days;

          (6) The description of our common stock set forth in our Registration Statement on Form 8-A/A, filed on April 30, 1998, including any amendment thereto or report filed for the purpose of updating such description.

           We will furnish without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all documents incorporated by reference in this prospectus, (other than exhibits to such documents unless such exhibits are incorporated by reference therein). Requests for such copies should be directed to Digital Fusion, Inc. 400 N. Ashley Drive, Suite 2600, Tampa, Florida 33602, Attention: Karen Surplus, Chief Financial Officer, Telephone (813) 221-0024.

ITEM 13.   DISCLOSURE ON COMMISSION POSITION ON INDEMNIFICATION FOR
                     SECURITIES ACT LIABILITIES

           Included as part of Item 15.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The following table sets forth the fees and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

Registration Fee                                                 $88.62
Legal Fees and Expenses                                       $7,000.00
Accounting Fees and Expenses                                  $7,000.00
Miscellaneous                                                 $1,000.00
                                                              ---------
Total                                                        $15,088.62
                                                             ----------

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

           As permitted under Section 145 of the General Corporation Law of the State of Delaware, our Restated Certificate of Incorporation (the "Certificate") provides that to the extent permitted by Delaware law, no director shall be personally liable to any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (1) arising from payment of dividends or approval of a stock purchase in violation of Section 174 of the General Corporation Law of the State of Delaware, (2) for any breach of their duty of loyalty to Digital Fusion or Digital Fusion stockholders, (3) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or (4) for any action from which the director derived an improper personal benefit. While the Certificate provides protection from awards for monetary damages for breaches of the duty of care, it does not eliminate a director's duty of care. The provisions of the Certificate described above apply to officers of Digital Fusion only if they are directors of Digital Fusion and are acting in their capacity as directors, and does not apply to officers of Digital Fusion who are not directors.

           In addition, Digital Fusion's By-Laws provide that Digital Fusion will indemnify its officers, directors, employees and agents to the fullest extent permitted by Delaware law. Under Section 145(a) of the General Corporation Law of the State of Delaware, directors and officers, as well as employees and individuals, may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to Digital Fusion's best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Digital Fusion pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

ITEM 16.   EXHIBITS.

             EXHIBIT
              NUMBER              DESCRIPTION OF EXHIBIT

               2.1 Securities Purchase Agreement, dated July 26, 2002, between the Company and Laurus Master Fund, Ltd., filed as exhibit
                    10.30 to the Company's Form 10-QSB for the period ended June 30, 2002, and incorporated herein by reference

               2.2 Convertible note, dated July 26, 2002, between the Company and Laurus Master Fund, Ltd., filed as exhibit 10.31 to the Company's Form 10-QSB for the period ended June 30, 2002, and incorporated herein by reference

              *5.1  Opinion of Bush, Ross, Gardner, Warren & Rudy, P.A.

             *23.1  Consent of BDO Seidman, LLP

             *23.2  Consent of Pender Newkirk & Company

             *24.1  Power of Attorney

* Previously filed with the registration statement filed on September 24, 2002.

ITEM 17.   UNDERTAKINGS.

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information relative to the plan of distribution.

           (2) That, for the purposes of determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on January 3, 2003.

                              DIGITAL FUSION, INC.

                              By: /s/ Roy E. Crippen, III
                                  -----------------------
                                  Roy E. Crippen, III,
                                  President and Chief Executive Officer and
                                  Director




           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: January 3, 2003         By: /s/ Roy E. Crippen, III
                                  -----------------------
                                  Name: Roy E. Crippen, III
                                  Title: President and Chief Executive Officer
                                  and Director
                                  (Principal Executive Officer)

Date: January 3, 2003         By: /s/ Karen L. Surplus
                                  --------------------
                                  Name: Karen L. Surplus
                                  Title: Chief Financial Officer
                                  (Principal Financial and Accounting Officer)

Date: January 3, 2003          By: /s/ **
                               -------------------------------------------------
                               Name: Nicholas R. Loglisci, Jr.
                               Title: Chairman of the Board of Directors

Date: January 3, 2003          By:  /s/ **
                               -------------------------------------------------
                               Name: Bruce E. Fike
                               Title: Director


Date: January 3, 2003          By:  /s/ **
                               -------------------------------------------------
                               Name: O.G. Greene
                               Title: Director



**Executed by Roy E. Crippen, III under previously granted power of attorney.